UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2015

TRACON Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36818	34-2037594
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

8910 University Center Lane, Suite 700 San Diego, California	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 550-0780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

(a)                                 On April 3, 2015, TRACON Pharmaceuticals, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the License Agreement, dated August 2, 2006, with Case Western Reserve University (“CWRU”).  Pursuant to the License Agreement, the Company previously obtained an exclusive, worldwide license to certain patents, know-how and other intellectual property controlled by CWRU related to methoxyamine, which the Company refers to as the TRC102 Technology.

Among other things, the Amendment (a) expanded the number of patents licensed to the Company under the License Agreement, including additional issued patents and patent applications covering combinations of TRC102 with certain approved chemotherapeutic agents, as well as patents covering the use of biomarkers that may be used to predict which patients are most likely to respond to TRC102 treatment, (b) clarified that certain intellectual property developed by the Company but based on the TRC102 Technology (“Derivative Intellectual Property”) will be subject to the Company’s royalty obligations under the License Agreement, (c) modified the Company’s obligations to achieve certain development and regulatory milestones with respect to TRC102, as well as the specified development and regulatory milestones resulting in milestone payments under the License Agreement (but did not modify the aggregate amount of milestone payments potentially owed), and (d) modified the term of the Company’s royalty obligations such that they will expire on the later of August 2, 2026 or, on a country-by-country basis, upon the expiration of the last to expire of the CWRU licensed patents or of the Company’s patents claiming Derivative Intellectual Property, or the expiration of any market exclusivity period for a licensed product that receives orphan drug designation.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be attached as an exhibit to a subsequently filed Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACON Pharmaceuticals, Inc.

Dated: April 8, 2015
	By:	/s/ Charles P. Theuer, M.D., Ph.D.
Charles P. Theuer, M.D., Ph.D.
President and Chief Executive Officer